Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-66352, No. 333-37665, No. 333-134058 and No. 333-120563) pertaining to the Company’s various employee benefit plans of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of United Stationers Inc. and the effectiveness of internal control over financial reporting of United Stationers Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 25, 2010